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                                                 EXHIBIT 10.39


October 14, 1996


Mr. Martinn H. Mandles
ABM Industries Incorporated
9831 West Pico Boulevard
Los Angeles, CA  90035


RE:  THIRD AMENDMENT OF CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT


Dear Martinn:

As you are aware, your employment agreement ("Agreement") currently in effect (previously amended effective November 1, 1994) is hereby modified in accordance with the recommendations of the Board of Directors' Officer Compensation & Stock Option Committee. This shall constitute the Third Amendment of the Agreement which shall be effective November 1, 1996, as follows:

PARAGRAPH X.1(a) SALARY  shall be amended in its entirety to read:

"(a) Two Hundred Seventy Five Thousand Dollars ($275,000) from 11/1/96 through 10/31/97."

PARAGRAPH X.2.(c) BONUS shall be amended in its entirety to read: "Subject to proration in the event of modification or termination of employment hereunder (and further subject to the provisions of Paragraph X.2.(f) per the 11/1/94 Second Amendment of Agreement), Mr. Mandles' Bonus calculation shall be in two parts: (i) the maximum Bonus for each Fiscal Year of the Company based upon the total profit of the Company ("Total Profit Bonus") shall be fifty (50%) percent of the salary set in Paragraph X.1, and (ii) the Total Profit Bonus shall be combined with the Bonus based upon the amount of increase, if any, in the Company's annual Profit over the prior Fiscal Year's Profit ("Profit Increase Bonus") and the maximum of the Total Profit Bonus and the Profit Increase Bonus shall not exceed one hundred (100%) of the Salary set in Paragraph X.1."

PARAGRAPH X.2.(f) SPECIAL BONUS shall be added as follows:

"(f) Mr. Mandles shall be entitled to a further one-time Bonus, based upon the Company's Profit for Fiscal Years 1995 and 1996; however, such Bonus shall be earned by and payable to Mr. Mandles only if the Company's EPS for Fiscal Year 1996 equals or exceeds $1.05 per share. Mr. Mandles' Bonus hereunder, if any, shall equal one-half (50%) of the Bonus which Mr. Mandles would have been paid for Fiscal Years 1995 and 1996, but was


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October 14, 1996
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         not, because of the maximum bonus limits imposed pursuant to Paragraph
         X.2.(c) (prior to such provision being amended by this Third
         Amendment) of this Agreement."

PARAGRAPH X.2.(f) BONUS (per the 11/1/94 Second Amendment of this Agreement) shall be re-numbered as Paragraph X.2.(g).

In all other respects the Agreement, as previously amended, will remain unchanged.

Please sign all three (3) originals of this letter and return two (2) of them to me.

Sincerely,


William W. Steele

WWS/dbw


I agree to the foregoing:


________________________             Date:  ____________________
Martinn H. Mandles